CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1A3 of our report dated April 3, 2019, relating to the financial statements of Thenablers, Inc., as of December 31, 2018 and 2017 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

November 20, 2019